Exhibit 4.15

FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company – Scorpio Gold Corporation (the “Company”), #750 – 1095 W Pender Street, Vancouver, BC V6E 2M6

Item 2.	Date of Material Change – December 3, 2025.

Item 3.	News Release – A news release dated December 3, 2025 was disseminated through the facilities of Newsfile Corp. and subsequently filed under the Company’s profile on www.sedarplus.ca.

Item 4.	Summary of Material Change – The Company announces that it has received the first deferred payment from the previously completed sale of its wholly-owned subsidiary. The Company also announced that Diana Mark has retired from her role as Corporate Secretary and that Stephanie Sharma has been appointed.

Item 5.	Full Description of Material Change – Please see full news release in attached Schedule “A”.

Item 6.	Reliance on Section 7.1(2) or (3) of National Instrument 51-102 – Not applicable.

Item 7.	Omitted Information – Not applicable.

Item 8.	Executive Officer – Zayn Kalyan, CEO of the Company, is knowledgeable about the material change and this report. Mr. Kalyan can be contacted at (604) 252-2672.

Item 9.	Date of Report –December 4, 2025.

SCHEDULE “A”

NEWS RELEASE DATED DECEMBER 3, 2025

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